Exhibit 99.1

FOR IMMEDIATE RELEASE

Chicago Rivet & Machine Co. Announces Second Quarter Results of Operations.
Naperville, IL, August 6, 2010.  Chicago Rivet & Machine Co. (NYSE Amex, symbol: CVR) today announced results for the second quarter of 2010 as summarized below:

CHICAGO RIVET & MACHINE CO.
Summary of Consolidated Results of Operations
For the Three and Six Months Ended June 30

	Second Quarter		First Six Months
	2010	2009	2010	2009
Net sales	$7,938,533	$4,679,823	$14,699,926	$9,439,113
Income (loss) before income taxes	612,060	(668,458)	660,929	(1,622,318)
Net income (loss)	420,060	(439,458)	453,929	(1,063,318)
Net income (loss) per share	.43	(.45)	.47	(1.10)
Average shares outstanding	966,132	966,132	966,132	966,132

(All figures subject to year-end audit)

Contact:
     Kimberly A. Kirhofer
     Chicago Rivet & Machine Co.
     (630) 357-8500